Exhibit 10.9

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Double asterisks denote omissions.

AMENDED AND RESTATED LICENSE AGREEMENT

BY AND BETWEEN

BIOHEP TECHNOLOGIES LTD.

AND

SPRING BANK PHARMACEUTICALS, INC.

Effective as of February 1, 2016

AMENDED AND RESTATED LICENSE AGREEMENT

TABLE OF CONTENTS

Page

ARTICLE 1 DEFINITIONS		2
1.1	Definitions	2
ARTICLE 2 PRODUCT DEVELOPMENT		11
2.1	Objectives	11
2.2	Development	11
ARTICLE 3 LICENSE		12
3.1	License Terms	12
3.2	BioHEP Technology; Improvements	12
3.3	Sublicenses	12
ARTICLE 4 CONSIDERATION		13
4.1	Equity Consideration in Connection with this Amendment and Restatement; Cash Payments in Certain Circumstances; Legal Fees Incurred by BioHEP	13
4.2	Development Milestone Payments	14
4.3	Royalties	14
4.4	Sublicensing Revenue	16
ARTICLE 5 COMMERCIALIZATION OF THE PRODUCT		16
5.1	Commercialization Diligence	16
5.2	Development Efforts	16
5.3	Notice of Inadequate Efforts to Develop	17
5.4	Marketing Efforts	17
5.5	Consequence of No Sales	17
5.6	Marketing Update	17
5.7	Patent Marking	18
ARTICLE 6 REGULATORY COMPLIANCE		18
6.1	Compliance	18
ARTICLE 7 PATENTS		18
7.1	Maintenance of Patents	18
7.2	Infringement by Others	19
7.3	Infringement Claimed by Third Parties	20

- i -

ARTICLE 8 CONFIDENTIALITY; PUBLICITY REVIEW		21
8.1	Confidentiality	21
8.2	Publicity Review	22
ARTICLE 9 REPRESENTATIONS, WARRANTIES AND COVENANTS		22
9.1	Corporate Power	22
9.2	Due Authorization	22
9.3	Binding Obligation/No Conflict	22
9.4	Ownership of BioHEP Patent Rights	22
9.5	Representations and Warranties of Spring Bank	23
9.6	Patent and Other Intellectual Property Rights Proceedings	23
9.7	Debarment	23
9.8	Limitation on Warranties	24
ARTICLE 10 INDEMNIFICATION, INSURANCE, AND LIMITATION OF LIABILITY		24
10.1	Spring Bank Indemnified by BioHEP	24
10.2	BioHEP Indemnified by Spring Bank	25
10.3	Prompt Notice Required	25
10.4	Indemnitor May Settle	26
10.5	Insurance	26
ARTICLE 11 ADDITIONAL COVENANTS OF THE PARTIES		27
11.1	Records and Audits	27
11.2	Further Actions	28
ARTICLE 12 TERM AND TERMINATION		28
12.1	Term	28
12.2	Termination by Either Party	28
12.3	Termination by Spring Bank	28
12.4	Termination by BioHEP	29
12.5	Effect of Termination	29
12.6	Remedies	30
12.7	License Following Expiration	31
ARTICLE 13 DISPUTE RESOLUTION/DAMAGES		31
13.1	Disputes	31
13.2	Injunctive Relief	32
13.3	No Consequential Damages	32

- ii -

ARTICLE 14 MISCELLANEOUS		32
14.1	No Solicitation	32
14.2	Assignment; Binding Effect	33
14.3	Force Majeure	33
14.4	Governing Law	33
14.5	Waiver	33
14.6	Severability	34
14.7	No Right to Use Names	34
14.8	Notices	34
14.9	Independent Contractors	35
14.10	Rules of Construction	35
14.11	Entire Agreement; Amendment	35
14.12	Counterparts; Facsimile	35
14.13	Interpretation	35

- iii -

AMENDED AND RESTATED LICENSE AGREEMENT

This Amended and Restated License Agreement (this “Agreement”) is executed as of January 14, 2016 (the “Execution Date”)

BETWEEN:

BIOHEP TECHNOLOGIES LTD., a British Columbia corporation having its offices at Unit 1320, 885 W. Georgia Street, Vancouver, BC V6C 3E8, Canada, as successor-in-interest to MIGENIX, INC. a British Columbia corporation

(“BioHEP”)
AND:

SPRING BANK PHARMACEUTICALS, INC., a Delaware corporation f/k/a Spring Bank Technologies, Inc. and having its offices at 113 Cedar Street, Suite S-7, Milford, MA 01757, USA

(“Spring Bank”).

BioHEP and Spring Bank are sometimes referred to collectively herein as the “Parties” or singly as a “Party”.

R E C I T A L S

A. WHEREAS, BioHEP has developed and owns or controls certain proprietary technology, patents, patent applications and know-how relating to BioHEP’s proprietary compound known as OR1-9020 (as defined below);

B. WHEREAS, BioHEP wishes to grant to Spring Bank, and Spring Bank wishes to obtain from BioHEP, an exclusive license under the BioHEP Patent Rights to use, market, advertise, promote, distribute, offer for sale, sell, manufacture, have manufactured, export and import, and co-develop the Product in the Territory for use in the Field, (as such terms are defined herein) or have the foregoing done on its behalf, subject to the terms and conditions set forth herein;

C. WHEREAS, BioHEP wishes that Spring Bank conduct research and development related to the BioHEP Technology and the Product and perform the other duties as described herein, and Spring Bank wishes to perform the foregoing, subject to the terms and conditions herein;

D. WHEREAS, prior to the Restatement Date (as defined below), Spring Bank provided BioHEP with certain consideration for the rights and licenses previously granted to Spring Bank under the Original Agreement (as defined below), which prior consideration is summarized for reference purposes in Exhibit A; and

E. WHEREAS, the Parties are executing this Agreement as a binding agreement as of the Execution Date, but between the Execution Date and February 1, 2016 (the “Restatement Date”) the terms and conditions of their License Agreement (as previously amended, the “Original Agreement”) dated as of December 8, 2003 (the “Original Agreement Effective Date”) shall remain in force and this Agreement shall automatically become effective without further action by the Parties as of the Restatement Date;

NOW, THEREFORE, in consideration of the foregoing Recitals and the mutual covenants and agreements contained herein, the Parties hereby amend and restate in its entirety the Original Agreement as follows effective as of the Restatement Date:

ARTICLE 1 DEFINITIONS

As used in this Agreement, the following terms shall have the meanings set forth below:

1.1	Definitions

(a)	“Act” means the United States Federal Food, Drug, and Cosmetic Act (21 U.S.C. Section 301 et seq.) in the United States and any other comparable, applicable legislation in any other country in the Territory.

(b)	“Affiliate” means any company or entity controlled by, controlling or under common control with a Party. As used in this Section 1.1(b), “control” means (a) that an entity or company owns, directly or indirectly, fifty percent (50%) or more of the voting stock of another entity, or (b) that an entity, person or group has the actual ability to control and direct the management of the entity, whether by contract or otherwise.

(c)	“Applicable Law(s)” means the Act, Regulations and all other applicable laws, rules, regulations and guidelines within the Territory that apply to the import, export, research and development, manufacture, marketing, distribution or sale of the Product in the Field in the Territory or the performance of either Party’s obligations under this Agreement (including without limitation disclosure obligations as required by the United States Securities and Exchange Commission or other comparable exchange or securities commission having authority over a Party) to the extent applicable and relevant to such Party.

(d)	“Approval Letter” means a letter issued by the FDA indicating approval of a product for commercialization in the United States, or equivalent letter issued in any other country in the Territory, pursuant to Applicable Laws in each country in the Territory.

(e)	“BioHEP Improvement” means an Improvement owned by BioHEP pursuant to Section 3.2(b).

(f)

“BioHEP Patent Rights” or “BioHEP Patent” means any and all Patent Rights that claim BioHEP’s proprietary technology for the Product or ORI-9020 which are under the Control of BioHEP as of the Original Agreement Effective Date and at any time thereafter including any and all Patent Rights claiming BioHEP Improvements and which are necessary or useful to the use, development, manufacture, marketing, promotion, distribution, sale and/or commercialization of the Product in the Territory for use in the Field. The BioHEP Patent Rights as of the Execution Date are set forth on Exhibit 1.1(f). Any BioHEP Patent Rights arising and or issued after the Execution Date shall be added to Exhibit 1.1(f).

(g)	“BioHEP Technology” means the BioHEP Patent Rights and the BioHEP Know-How.

(h)	“Books and Records” means in whatever media, any and all books and records, documents, reports and accounts in connection with or relative to: the Development Costs; any costs Spring Bank or BioHEP is obligated to reimburse or pay to the other Party under this Agreement; and all activities undertaken by Spring Bank towards achieving the Development Plan; as well as any other books and records as may be required from time to time by Applicable Laws. Books and Records shall be maintained in accordance with Applicable Laws and otherwise in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, including without limitation to obtain Governmental Approvals, and shall properly reflect all work done and results achieved in the performance of the Development pursuant to the Development Plan.

(i)	“CFR” means the United States Code of Federal Regulations in the United States and any other comparable, applicable code of regulations in any other country in the Territory.

(j)	“Change of Control,” with respect to a Party, shall be deemed to have occurred if any of the following occurs after the Restatement Date:

(i)	as a result of any transaction or series of related transactions any “person” or “group” (as such terms are defined below) (i) becomes the “beneficial owner” (as defined below, except that a “person” or “group” shall be deemed to have “beneficial ownership” of all shares of capital stock or other equity interests if such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of shares of capital stock or other interests (including partnership interests) of such Party then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of the directors, managers or similar supervisory positions (“Voting Stock”) of such Party representing fifty percent (50%) or more of the total voting power of all outstanding classes of Voting Stock of such Party or (ii) acquires the power, directly or indirectly, to elect a majority of the members of the Party’s board of directors or similar governing body (“Board of Directors”);

(ii)

such Party enters into a merger, consolidation or similar transaction with another Person (whether or not such Party is the surviving entity) and as a result of such merger, consolidation or similar transaction (i) the members of the Board of Directors of such Party immediately prior to such transaction constitute less than a majority of the members of the Board of Directors of such Party or such surviving Person immediately following such transaction or (ii) the Persons that beneficially owned, directly or indirectly, the shares of Voting Stock of such Party immediately prior to such transaction cease to beneficially own, directly or indirectly, shares of Voting Stock of the surviving Person representing at least a majority of the total voting power of all outstanding classes of Voting Stock of the surviving Person;

(iii)	such Party sells or transfers to any Third Party, in one or more related transactions, properties or assets representing all or substantially all of such Party’s consolidated total assets to which this Agreement relates; or

(iv)	the holders of capital stock of such Party approve a plan or proposal for the liquidation or dissolution of such Party.

For the purpose of this definition of Change of Control: (i) “person” and “group” have the meanings given such terms under Section 13(d) and 14(d) of the United States Securities Exchange Act of 1934 and the term “group” includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the aforesaid Act; (ii) a “beneficial owner” shall be determined in accordance with Rule 13d-3 under the aforesaid Act; and (iii) the terms “beneficially owned” and “beneficially own” shall have meanings correlative to that of “beneficial owner.”

(k)	“Commercially Reasonable Efforts” means, except as otherwise explicitly set forth in this Agreement, those diligent efforts consistent with the exercise of prudent scientific and business judgment, as applied to products having comparable market potential and otherwise in accordance with generally accepted practices in the pharmaceutical industry. “Comparable market potential” shall be fairly determined based upon relevant factors, including without limitation, market size, price, competition, patent rights, product liability issues and general marketing parameters.

(l)	“Confidential Information” means any and all information (including (i) the BioHEP Technology, in the case of BioHEP and (ii) the Development Plan in the case of Spring Bank) of a Party relating to any trade secret, process, method, compound, research project, work in process, future development, scientific, engineering, manufacturing, marketing, sales, business plan, financial or personnel matter relating to the disclosing Party, its present or future products, sales, suppliers, customers, employees, investors or business, whether in oral, written, graphic or electronic form. Confidential Information includes, without limitation, any and all reports furnished by Spring Bank to BioHEP hereunder. This Agreement and the terms thereof shall be deemed to be the Confidential Information of both Parties. Confidential Information shall not include any information which the receiving Party can prove by competent evidence:

(i)	is now, or hereafter becomes, through no act or failure to act on the part of the receiving Party, generally known or available;

(ii)	is known by the receiving Party at the time of receiving such information, as evidenced by its written records maintained in the ordinary course of business;

(iii)	is hereafter furnished to the receiving Party by a Third Party, as a matter of right and without restriction on disclosure;

(iv)	is independently developed by the receiving Party, as evidenced by its written records, without knowledge of, and without the aid, application or use of, the disclosing Party’s Confidential Information; or

(v)	is the subject of a written permission to disclose provided by the disclosing Party.

(m)	“Control” means the possession of the ability to grant a license or sublicense as provided for herein without violating the terms of any agreement or other arrangement with any Third Party, licensee or sublicensee or the payment of any material licensing fees or royalties to any Third Party, licensee or sublicensee.

(n)	“Costs” means any and all costs, expenses, fees (including without limitation attorneys fees and costs), charges, monies, license fees, upfront fees and/or royalties paid in connection with any proceeding, action, suit or claim and/or paid to any Third Party.

(o)	“Development” means work conducted under the Development Plan as set out in Section 2.2.

(p)	“Development Plan” means the plan related to the research and the development (including without limitation work to obtain Governmental Approvals, including without limitation Marketing Authorizations), and the budget therefor as amended from time to time pursuant to which Spring Bank shall conduct the Development under the terms of this Agreement.

(q)	“European Union” means, collectively, the member states of the European Union as of the Restatement Date.

(r)	“FDA” means the United States Food and Drug Administration in the United States and any other comparable, applicable administrative agency in any other country in the Territory, or any successor entity thereto.

(s)	“Field” means the use of Product in the diagnosis and/or treatment of any and all viral diseases and conditions.

(t)	“First Commercial Sale” means (a) with respect to a country in the Territory, the first sale for use, consumption or resale of the Product by Spring Bank, its sublicensees or its Affiliates in such country (excluding any sales for clinical trials or other non-commercial purposes) and (b) with respect to the Territory, the First Commercial Sale in any country within the Territory. A sale to a sublicensee or an Affiliate shall not constitute a First Commercial Sale unless the sublicensee or Affiliate is the end user of the Product.

(u)	“GAAP” means United States generally accepted accounting principles, as consistently applied in the Territory.

(v)	“Good Clinical Practices” means good clinical practices as defined in 21 CFR § 50 et seq. § 56 et seq., and § 312 et seq. in the United States or other comparable, applicable regulations in other countries in the Territory,

(w)	“Governmental Approval(s)” means any and all permits, licenses and authorizations, including Marketing Authorizations required by the FDA as a prerequisite to the development, manufacturing, packaging, marketing and selling of the Product in the Field in the Territory; excluding however import permits.

(x)	“Improvements” means any and all developments, derivative works, enhancements, modifications, inventions or discoveries solely relating to ORI-9020 or the Product for use in the Field and developed, or created by a Party at any time during the Term, whether patentable or not, including developments, inventions and discoveries intended to enhance the safety, efficacy, delivery and bioavailability of the Product or ORI-9020, and all intellectual property rights thereto.

(y)	“IND(s)” means an investigational new drug application as defined in 21 C.F.R. § 312 et seq for the FDA in the United States to commence clinical testing of a drug in humans, as defined by the FDA, as the same may be amended, supplemented or replaced from time to time, and corresponding applications in jurisdictions outside the United States (e.g., clinical trial application(s) or CTA(s)).

(z)	“Know-How” means any and all know-how, trade secrets, inventions, data, processes, techniques, procedures, compositions, devices, methods, formulas, protocols, any and all pre-clinical and clinical data, and information, whether or not patentable, which are not generally publicly known, including but not limited to any and all chemical, biochemical, toxicological, and scientific research information, whether in written, electronic, graphic or video form or any other form or format.

(aa)	“knowledge” or “best of its knowledge” means, with respect to each Party, the actual knowledge of the senior officers of such Party, without the duty of inquiry.

(bb)	“Major Market” means [**].

(cc)	“Marketing Authorization” means all necessary and appropriate regulatory approvals, including without limitation NDAs and Pricing and Reimbursement Approvals, where applicable, to allow the Product to be marketed and sold in the Field in a particular country in the Territory.

(dd)	“NDA” means a New Drug Application, and all amendments and supplements thereto, for regulatory approval by the FDA as defined in 21 CFR § 314.50 et seq., as such act or regulations may be amended, supplemented or replaced from time to time, to commence commercial sale of the Product in the United States and any other comparable term and act as applicable with regard to a new drug application and all amendments, supplements or replacements to such act or regulations in any other country in the Territory.

(ee)	“Net Sales” means collectively, the gross amount invoiced by Spring Bank or its Affiliates or sublicensees for sales of the Product to a Third Party, less the following as they pertain to the Product:

(i)	normal and customary trade, cash and quantity discounts, allowances and credits granted or allowed;

(ii)	credits or allowances actually granted for damaged goods, returns or rejections of Product and retroactive price reductions;

(iii)	sales taxes, duties or other taxes with respect to such sales (including duties or other governmental charges levied on, absorbed or otherwise imposed on the sale of Product including, without limitation, value added taxes or similar taxes or other governmental charges otherwise measured by the billing amount, when included in billing but excluding income or other taxes levied with respect to gross receipts) actually collected by or absorbed by Spring Bank or its Affiliates or sublicensees;

(iv)	the portion of the annual fee on prescription drug manufacturers imposed by the United States Patient Protection and Affordable Care Act, Pub. L. No. 111-148 (as amended) that Spring Bank, its Affiliate or sublicensee, as applicable, allocates to sales of Product in accordance with such entity’s standard policies and procedures consistently applied across its products;

(v)	insurance, postage, customs duties and transportation costs incurred in shipping Product to any Third Party to the extent separately itemized and included in the invoiced amount;

(vi)	charge back payments and rebates granted to managed health care organizations or to federal, state and local governments, their agencies, and purchasers and reimbursers or to trade customers, including but not limited to, wholesalers, distributors and chain and pharmacy buying groups;

(vii)	rebates (or equivalents thereof) granted to or charged by national, state or local governmental authorities; and

(viii)	commissions paid to Third Parties engaged by Spring Bank or its Affiliates or sublicensees to sell the Product.

The Product shall be considered “sold” when billed out or invoiced.

If the Product is sold in a form containing, in addition to simple Product, at least one other ingredient, product, device, equipment or component (any such Product being a “Combination Product”), Net Sales for such Combination Product will be calculated by multiplying actual Net Sales of such Combination Product by the fraction A/(A+B) where A is the invoice price of the Product if sold separately, and B is the invoice price of the other ingredient, product, device, equipment or component in the Combination Product, if sold separately. If, on a country by country basis, the other ingredient, product, device, equipment or component in the Combination Product is not sold separately in such country, Net Sales for the purpose of determining royalties of the Combination Product shall be calculated by multiplying actual Net Sales of such Combination Product by the fraction A/C where A is the invoice price of the Product and C is the invoice price of the Combination Product. If, on a country by country basis, neither the Product nor the other ingredient, product, device, equipment or component in the Combination Product is sold separately in such country, Net Sales for the purpose of determining royalties of the Combination Product shall be determined by the Parties in good faith. In general, the Parties agree to negotiate in good faith for an equitable determination of Net Sales of Product for any country where the Parties sell Product in such a manner that gross sales of the same are not readily identifiable.

(ff)	“NIH” means National Institutes of Health.

(gg)	“ORI-9020” means ORI-9020 and its analogs, the chemical composition of which are described in U.S. Patent Application Number 10/146,175 and any prodrug, metabolite, analog, salt, hydrate, solvate, polymorph, chimeric or inverted chimeric or isomer of ORI-9020.

(hh)	“Patent Rights” means any and all rights under patents and patent applications, and any and all patents issuing therefrom (including utility, model and design patents and certificates of invention), together with any and all substitutions, extensions (including supplemental protection certificates), registrations, confirmations, reissues, divisionals, continuations, continuations-in-part, re-examinations, renewals, and foreign counterparts of the foregoing and all supplements and modifications thereto.

(ii)	“Person” means and includes any individual, corporation, partnership, firm, joint venture, syndicate, association, trust, government body, and any other form of entity or organization.

(jj)	“Phase I” means that portion of the clinical development program that provides for initial assessment of safety of Product in human volunteers or patients, which is intended to gather information to support further investigation of particular dose levels using the Product in subsequent human clinical trials, as more fully defined in 21 C.F.R. § 312.21(a).

(kk)	“Phase II” means that portion of the FDA submission and approval process which provides for the initial trials of Product, after the completion of Phase I trials, on a limited number of human subjects for the purposes of determining dose and/or evaluating efficacy and/or collecting additional safety data in the proposed therapeutic indication as more fully defined in 21 C.F.R. § 312.21(b).

(ll)	“Phase III” means that portion of the clinical development program which provides for continued trials of a Licensed Product on sufficient numbers of patients to establish the safety, dosage and efficacy of Product and generate, if required, pharmacoeconomics data to support regulatory approval in the proposed therapeutic indication as more fully defined in 21 C.F.R. § 312.21(c).

(mm)	“Pricing and Reimbursement Approvals” means any pricing and reimbursement approvals which must be obtained before placing the Product on the market in the Field in any country in the Territory in which such approval is required.

(nn)	“Prime Rate of Interest” means the prime rate of interest published from time to time in The Wall Street Journal as the prime rate; provided, however that if The Wall Street Journal does not publish the Prime Rate of Interest, then the term “Prime Rate of Interest” shall mean the rate of interest publicly announced by Bank of America, N.A., as its prime rate, base rate, reference rate or the equivalent of such rate, whether or not such bank makes loans to customers at, above, or below said rate.

(oo)	“Product” means ORI-9020.

(pp)	“Regulations” means regulations, statutes, rules, guidelines and procedures promulgated by the FDA pursuant to the Act or other Applicable Laws, including without limitation, current Good Clinical Practices, current Good Manufacturing Practices, as well as those regulations currently contained in Title 21 of the CFR.

(qq)	“Representatives” means, in respect of a Party, its Affiliates, licensees, sublicensees, corporate and/or marketing partners, and their respective employees, agents, consultants, Subcontractors, and other representatives.

(rr)

“Royalty Term” means as to a Product (a) in any country in the Territory in which one or more Valid Claims of the BioHEP Patent Rights and/or Spring Bank Improvement Patent Rights cover such Product in such country at the time of First Commercial Sale in such country, the period of time commencing on the First Commercial Sale of such Product in such country and ending on the expiration of the last to expire of the BioHEP Patent Rights and Spring Bank Improvement Patent Rights containing one or more Valid Claims covering such Product in such country or (b) in any country in the Territory in which no Valid Claim of the BioHEP Patent Rights or the Spring Bank Improvement Patent Rights covers such Product in such country at the time of First Commercial Sale in such country, the period of time commencing on the First Commercial Sale of such Product in such country and ending on the later of (i) expiration of the last to expire of the BioHEP Patent Rights and Spring Bank Improvement Patent Rights containing one or more Valid Claims covering such Product in such country or (ii) expiration of the last to expire of the BioHEP Patent Rights and Spring Bank Improvement Patent Rights containing one or more Valid Claims covering such Product in either the United States or a country of the European Union.

(ss)	“Spring Bank Improvement” means an Improvement owned by Spring Bank pursuant to Section 3.2(b).

(tt)	“Spring Bank Improvement Patent Rights” or “Spring Bank Improvement Patent” means any and all Patent Rights that claim Spring Bank Improvements and which are necessary or useful to the use, development, manufacture, marketing, promotion, distribution, sale and/or commercialization of the Product in the Territory for use in the Field.

(uu)	“Subcontractors” means Third Parties engaged to perform obligations of the Parties as permitted by this Agreement.

(vv)	“Sublicensing Revenue” means all revenues, license fees, milestone payments, receipts, monies, and the fair market value of all other consideration, in each case excluding royalties, directly or indirectly collected or received by Spring Bank or any of its Affiliates, whether by way of cash or credit or any barter, benefit, advantage, or concession received by Spring Bank or any of its Affiliates from any and all non-Affiliate sublicensees to exploit any BioHEP Technology.

(ww)	“Territory” means worldwide.

(xx)	“Third Party” means any entity, other than BioHEP or Spring Bank or a sublicensee or Affiliate of BioHEP or Spring Bank.

(yy)	“U.S.” or the “United States” means the 50 states, its territories or possessions, the District of Columbia and Puerto Rico.

(zz)	“U.S. PTO” means the Unites States Patent and Trademark Office or any successor entity thereto.

(aaa)	“Valid Claim” means (1) a claim of an issued, unexpired patent contained in the BioHEP Patent Rights (which shall be presumed to be valid unless and until it has been held to be invalid by a final judgment of a court of competent jurisdiction from which no appeal can be or is taken) or (2) a claim in a pending application of the BioHEP Patent Rights in the country in which a product is made, used or sold unless such claim has been pending in such application for greater than 7 years.

(bbb)	“Viral Indication” means infectious disease(s) caused by a distinct virus. For example, each of Hepatitis B and Hepatitis C is a separate Viral Indication, but different subtypes of Hepatitis B or different patient subpopulations within Hepatitis B do not constitute separate Viral Indications.

ARTICLE 2 PRODUCT DEVELOPMENT

2.1	Objectives

Pursuant to the Development Plan, Spring Bank, as described below and in the Development Plan, shall use Commercially Reasonable Efforts to obtain and maintain Marketing Authorizations for the Product in the Field in the Territory.

2.2	Development

(a)	Spring Bank shall have sole responsibility for the Development based on the timeline in the Development Plan. In addition to any other responsibilities as may be provided in the Development Plans, Spring Bank shall, at its own cost and expense:

(i)	use Commercially Reasonable Efforts to conduct research and development activities necessary to develop the Product in accordance with the Development Plans and otherwise in accordance with the terms and conditions of this Agreement;

(ii)	use Commercially Reasonable Efforts to complete the Development in accordance with the timelines and other terms and conditions of this Agreement and the Development Plans;

(iii)	use Commercially Reasonable Efforts to secure and maintain the Marketing Authorizations, in accordance with the requirements and timelines set forth in the Development Plans; and

(iv)	promptly advise BioHEP of any issues of which Spring Bank becomes aware that materially and adversely affect Spring Bank’s ability to develop the Product and/or meet the timelines in the Development Plans.

(b)	Spring Bank shall maintain Books and Records in connection with the Development Plan. Pursuant to Section 11.1, BioHEP has the right to inspect such Books and Records once per calendar year, upon request and during normal business hours, and Spring Bank shall provide copies of such Books and Records to BioHEP; including without limitation, research and development activities, regulatory approvals, strategic alliances and manufacturing, sublicensing and marketing efforts. Commencing on the date that is 12 months after the Restatement Date and once every 12 months thereafter, Spring Bank shall provide BioHEP with reports of all activities undertaken by Spring Bank and all expenses incurred by Spring Bank in furtherance of achieving the various tasks detailed in the Development Plan. Such reports shall not include any market research, competitive reports, business plans, marketing reports or data, or any information relating to the foregoing.

(c)	During the Term, Spring Bank shall periodically, but no less than annually, notify BioHEP of the filing and a summary of the status of all Spring Bank Improvement Patent Rights. BioHEP shall treat all information supplied to it by Spring Bank under this Section as Confidential Information.

ARTICLE 3 LICENSE

3.1	License Terms

Subject to the terms and conditions of this Agreement, BioHEP hereby grants to Spring Bank an exclusive, royalty-bearing license under the BioHEP Technology to use, market, advertise, promote, distribute, offer for sale, sell, manufacture, have manufactured, export and import, and develop the Product in the Territory for use in the Field with the right to sublicense (as provided in Section 3.3 below), and/or assign (as provided Section 14.2 below) the foregoing.

3.2	BioHEP Technology; Improvements

(a)	Spring Bank acknowledges that it shall have no right, title or interest in or to the BioHEP Technology except as set forth in this Agreement. Nothing in this Agreement shall be construed to grant Spring Bank any rights or license to any intellectual property of BioHEP other than as expressly set forth in this Agreement.

(b)	Notwithstanding anything to the contrary in the Original Agreement, each Party shall own all Improvements made by or on behalf of such Party from and after the Original Agreement Effective Date and all Patent Rights claiming such Improvements.

3.3	Sublicenses

Spring Bank shall have the right to sublicense rights granted in Section 3.1 to Third Parties, subject to the following:

(a)	Spring Bank shall within thirty (30) calendar days after execution of a sublicensing agreement, Spring Bank shall provide BioHEP with an unredacted copy thereof.

(b)	The sublicense shall require the sublicensee to use Commercially Reasonable Efforts to bring the subject matter of the sublicense into commercial use.

(c)	All sublicenses granted by Spring Bank shall terminate upon the termination of Spring Bank’s rights granted herein.

(d)	The sublicense shall provide that the sublicensee shall advise Spring Bank of any claims or infringements, that enforcement of any claims or infringements shall be handled by BioHEP or Spring Bank in the manner provided in this Agreement, and that the sublicensee shall cooperate in the defense and/or settlement of such claims at the expense of the Party or Parties conducting such defense or enforcement. Spring Bank may, in the case of an exclusive sublicensee, provide for such sublicensees to conduct enforcement and/or defense of claims or infringements arising within the scope of such sublicenses in substitution for Spring Bank.

(e)	The sublicensee shall agree to abide by the patent marking provisions of this Agreement.

ARTICLE 4 CONSIDERATION

4.1	Equity Consideration in Connection with this Amendment and Restatement; Cash Payments in Certain Circumstances; Legal Fees Incurred by BioHEP

(a)	Issuance to BioHEP of Securities of Spring Bank. Upon the Restatement Date, and subject to the execution by BioHEP of an investment representation letter in the form attached to this Agreement as Exhibit 4.1(a)-1, Spring Bank shall issue to BioHep (i) 500,000 shares of the common stock of Spring Bank (as adjusted for any stock split, stock dividend, combination, or other recapitalization or reclassification effected after the date hereof) and (ii) warrants to purchase 500,000 shares of the common stock of Spring Bank (as adjusted for any stock split, stock dividend, combination, or other recapitalization or reclassification effected after the date hereof) at a purchase price of $4.00 USD per share (as adjusted for any stock split, stock dividend, combination, or other recapitalization or reclassification effected after the date hereof), which warrants shall be on the terms and in the form attached to this Agreement as Exhibit 4.1(a)-2.

(b)	Cash Payments in Certain Circumstances.

(i)	If after December 31, 2016, BioHEP incurs a tax liability as determined by their external auditor in Canada with respect to the securities issued under Section 4.1(a) and as of the date written notice of such determination is provided to Spring Bank (which for clarity may not be provided prior to December 31, 2016), both (A) Spring Bank’s common stock is not listed on a public securities exchange (which, for the avoidance of doubt, could be the NASDAQ National Market) and (B) Spring Bank has not undergone a Change of Control, then, within forty-five (45) days of the delivery of such notice from BioHEP to Spring Bank, Spring Bank shall pay to BioHEP a payment of [**] dollars ($[**]), which shall be fully creditable against (i.e., shall reduce) the first payment(s), if any, that become payable by Spring Bank to BioHEP pursuant to Sections 4.2, 4.3 and 4.4; and

(ii)

If after December 31, 2017, BioHEP incurs a tax liability as determined by their external auditor in Canada with respect to the securities issued under Section 4.1(a) and as of the date written notice of such determination is provided to Spring Bank (which for clarity may not be provided prior to December 31, 2017), both (A) Spring Bank’s common stock is not listed on a public securities exchange (which, for the avoidance of doubt, could be the NASDAQ National Market) and (B) Spring Bank has not undergone a Change of Control, then, within forty-five (45) days of the delivery of such notice from BioHEP to Spring Bank, Spring Bank shall pay to BioHEP an additional payment of [**] dollars ($[**]), which shall be fully creditable against (i.e., shall reduce) the first payment(s), if any, that become payable by Spring Bank to BioHEP pursuant to Sections 4.2, 4.3 and 4.4.

(c)	BioHEP Legal Fees. Within fifteen (15) days after the later of (i) the Restatement Date or (ii) Spring Bank’s receipt from BioHEP of an invoice therefor, Spring Bank will reimburse (or pay to) BioHEP an amount equal to the actual and documented legal fees paid (or payable) to BioHEP’s outside legal counsel in connection with the negotiation of this Agreement, not to exceed Fifty Thousand Dollars ($50,000). The amount of such payment by Spring Bank to BioHEP shall be fully creditable against (i.e., shall reduce) the first payment(s), if any, that become payable by Spring Bank to BioHEP pursuant to Sections 4.2, 4.3 and 4.4.

4.2	Development Milestone Payments

Spring Bank shall pay to BioHEP, as licensing fees, the following non-refundable milestone payments within fifteen (15) days after the occurrence or achievement, after the Restatement Date, of the event described below:

(a)	[**] Dollars ($[**]) upon [**] for the Product;

(b)	[**] Dollars ($[**]) upon [**] for the Product;

(c)	[**] Dollars ($[**]) upon [**] for the Product; and

(d)	[**] Dollars ($[**]) upon [**] for the Product.

The milestone payments above may each be earned once for each distinct Viral Indication as to which a Product is developed and achieves the corresponding milestone. Such milestone payments may not be earned more than once per distinct Viral Indication, regardless of how many times the corresponding milestone is achieved and regardless of how many Products achieve such milestone for such distinct Viral Indication. For purposes of the milestones in Sections 4.2(c) and 4.2(d) above, [**], and only one of such milestones (either 4.2(c) or 4.2(d), and not both 4.2(c) and 4.2(d)) may be achieved for [**].

4.3	Royalties

(a)	During the Royalty Term, Spring Bank shall owe and pay to BioHEP a royalty on Net Sales during each calendar year on a country by country basis as follows:

(i)	[**]% on the first [**] Dollars ($[**]) of Net Sales;

(ii)	[**]% on Net Sales from [**] Dollars ($[**]) to [**] Dollars ($[**]); and

(iii)	[**]% on Net Sales in excess of [**] Dollars ($[**]).

(b)	In the case of Net Sales during the Royalty Term applicable to a Product in a country as to which no Valid Claim of the BioHEP Patent Rights or the Spring Bank Improvement Patent Rights covers such Product in such country at the time of such Net Sales, the royalty rates applicable to such Net Sales shall be reduced to [**] percent ([**]%) of the royalty rates set forth in Section 4.3(a) (and for purposes of applying such reduced royalty rates, the proportions of Net Sales falling in each of the royalty tiers set forth in Section 4.3(a) in any calendar quarter shall be deemed to be the same in all countries of the Territory in which Net Sales occur).

(c)	In the event that Spring Bank is required to make payments (including without limitation royalties, option fees or license fees) to one or more Third Parties to obtain a license or similar right in order to make, use or sell a product that is reasonably necessary for the commercialization of the Product, Spring Bank may deduct [**] percent ([**]%) of such payments from the royalties due hereunder, provided, however, that in no event shall the royalties due to BioHEP hereunder be reduced by more than [**] percent ([**]%) as a result of such deductions.

(d)	After the expiration of the Royalty Term in any relevant country, Spring Bank shall have no further obligation to pay royalties to BioHEP in such country.

(e)	Within forty-five (45) days of the end of each calendar quarter following the First Commercial Sale, Spring Bank shall provide BioHEP with a written report, in a form to be agreed between the Parties, acting reasonably, accompanied by full payment of all royalties accrued and owing to BioHEP during such quarter, setting forth (i) Net Sales during such quarter; (ii) permitted deductions from Net Sales (if any); (iii) withholding taxes, if any, required by Applicable Laws to be deducted with respect to such sales; (iv) the dates of the First Commercial Sale of the Product in any country in the Territory during the reporting period; (v) the exchange rates, if any used to determine the amount of United States dollars; (vi) the calculation of the royalties owed; (vii) prior to the date on which Spring Bank has paid BioHEP an aggregate of two million dollars ($2,000,000) pursuant to Section 4.4, Sublicensing Revenue received during such quarter; and (viii) payments owed pursuant to Section 4.4 (collectively, the “Royalty Statement”). The Royalty Statement shall be in reasonably specific detail and segmented according to sales by Spring Bank and each sublicensee.

(f)	All payments hereunder shall be payable in United States dollars. With respect to each month in each calendar quarter, whenever conversion of payments from any foreign currency shall be required, such conversion shall be made at the rate of exchange reported in The Wall Street Journal on the last business day of such month within the applicable calendar quarter. All payments owed under this Agreement shall be made by check or wire transfer to a bank account designated in writing by BioHEP.

(g)	In the event that any payments due hereunder are not made when due, each such payment shall accrue interest from the date due until paid at the Prime Rate of Interest. The payment of such interest shall not limit or otherwise be deemed to be in satisfaction of a Party exercising any other rights it may have under this Agreement arising from the other Party’s failure to make such payment when due.

(h)	All taxes levied on account of the payments accruing to BioHEP under this Agreement shall be paid by BioHEP for its own account, including taxes levied thereon as income to BioHEP. If provision is made under Applicable Laws for withholding, such tax shall be deducted from the payment made by Spring Bank paid to the proper taxing authority and a receipt of payment of the tax secured and promptly delivered to BioHEP, provided that it is understood that if this Agreement is assigned by Spring Bank, BioHEP shall be no worse off than if this Agreement was made and remained with a United States company and the payments to BioHEP were made from the United States to Canada. Each Party agrees to assist the other Party in claiming exemption from such deductions or withholdings under any double taxation or similar agreement or treaty from time to time in force.

(i)	Notwithstanding any other provision of this Agreement, if either Party is prevented from paying any payments by virtue of the Applicable Laws of the country from which the payment is to be made, then such payment may be paid by depositing funds in the currency in which it accrued to the Receiving Party’s account in a bank acceptable to the Receiving Party in the country whose currency is involved.

(j)	In the event Spring Bank or its Affiliates or sublicensee(s) receive any non-monetary consideration in connection with the sale of the Product, the Net Sales of such Product shall be calculated based on the fair market value of such other consideration. Spring Bank shall disclose the terms of such arrangement to BioHEP and the Parties shall endeavour in good faith to agree on such fair market value as promptly as possible.

4.4 Sublicensing Revenue. During the Term, Spring Bank shall owe and pay to BioHEP [**] percent ([**]%) of aggregate Sublicensing Revenue, up to an aggregate of two million dollars ($2,000,000) in such payments. For the avoidance of doubt, once Spring Bank has paid BioHEP an aggregate of two million dollars ($2,000,000) pursuant to this Section 4.4, Spring Bank shall not owe any further payments pursuant to this Section 4.4.

ARTICLE 5 COMMERCIALIZATION OF THE PRODUCT

5.1	Commercialization Diligence

Spring Bank shall use its Commercially Reasonable Efforts to bring the Product to market through its own efforts and through the efforts of its sublicensees.

5.2	Development Efforts

Spring Bank shall use Commercially Reasonable Efforts to research, develop and commercialize the Product in accordance with the Development Plan.

5.3	Notice of Inadequate Efforts to Develop

In the event that BioHEP believes that Spring Bank has not fulfilled its obligations under Section 5.2, then BioHEP shall provide written notice to Spring Bank which specifies the basis upon which BioHEP bases its belief and what additional efforts BioHEP believes should be made by Spring Bank. Upon receipt of such written notice, BioHEP and Spring Bank shall enter into good faith discussions as to what efforts by Spring Bank shall satisfy the requirements of Section 5.2.

5.4	Marketing Efforts

(a)	Spring Bank shall have the exclusive right, at its cost, to manufacture, market, advertise, promote, sell, distribute, and commercialize the Product in the Field in the Territory.

(b)	Spring Bank shall provide BioHEP prompt notice of the following events during the Term: (i) the First Commercial Sale of Product in each country in the Territory, if and when such occurrence takes place; and (ii) when any milestone as provided in Section 4.2 has occurred.

5.5	Consequence of No Sales

Spring Bank shall be deemed to have breached its obligation to use Commercially Reasonable Efforts in conducting marketing of a Product in any country in the Territory if, for a continuous period of one hundred and eighty (180) days at any time following launch of commercial sales of the Product in any such country, no sales of any Product are made by Spring Bank or sublicensees in the ordinary course of business in such country, unless Spring Bank or its sublicensee(s) are prevented, restricted, interfered with or delayed in making such sales by reason of: (i) Force Majeure; (ii) regulatory, legal or supply issues that materially impede commercialization; or (iii) any breach of this Agreement by BioHEP. In such event, this Agreement shall terminate with respect to any such country. No termination in respect of one country in the Territory pursuant to this Section shall terminate this Agreement with respect to any other country in the Territory.

5.6	Marketing Update

Following receipt of an Approval Letter from the FDA for the Product, Spring Bank shall provide BioHEP on a semi-annual basis during the Term (every February 1 and August 1) with reports in reasonable detail describing Spring Bank’s material marketing efforts with respect to the Product in the Territory during the immediately preceding six (6) month period and forecasts and plans for such efforts for the immediately following twelve (12) month period. Such reports will be provided to BioHEP commencing ninety (90) days after receipt of such Approval Letter with the next such report to be provided on the February 1 or August 1 deadline next following the initial report (provided that if this would result in the second report being provided within less than six (6) months, Spring Bank may deliver the second report at the next applicable deadline). The Parties shall meet once annually to review all such reports. Spring Bank agrees to consider BioHEP’s input and comments that BioHEP may provide related to any such report for any applicable period.

5.7	Patent Marking

Spring Bank shall use Commercially Reasonable Efforts to ensure that where legally permissible in any country in the Territory and provided there is adequate space available on any such packaging, Spring Bank shall identify any applicable BioHEP Patent Rights with such reasonable patent marking notification(s) as are customary in the pharmaceutical industry for similar products.

ARTICLE 6 REGULATORY COMPLIANCE

6.1	Compliance

Subject to the other terms and conditions of this Agreement, the Parties agree to the following general compliance provisions:

(a)	Spring Bank shall be responsible for compliance in all material respects with Applicable Laws and the Governmental Approvals relating to the Development, the manufacturing, marketing, advertising, promoting, selling, distributing, and commercializing the Product, including without limitation the maintenance of the Marketing Authorizations and other requirements of the FDA applicable thereto, obtaining and holding all necessary permits and any other requirements relating to its activities under the Development, the manufacture, import, export, storage, marketing, sale and distribution of the Product.

(b)	Spring Bank shall promptly notify BioHEP of any written notices received from, or inspections by, the FDA, which materially and adversely impact the Product, the Development and/or the Marketing Authorizations, and shall promptly inform BioHEP of any responses to such written notices or inspections and the resolution of any issue raised by the FDA which have such a material adverse impact.

ARTICLE 7 PATENTS

7.1	Maintenance of Patents

(a)	Following the Restatement Date, Spring Bank shall continue, at Spring Bank’s expense and on a timely basis in each country in the Territory in which it so elects to do so: (i) use Commercially Reasonable Efforts to obtain BioHEP Patent Rights in the name of BioHEP; (ii) pay all fees and file all documentation and other materials required in each applicable country to maintain BioHEP Patent Rights; and (iii) otherwise use Commercially Reasonable Efforts to maintain the BioHEP Patent Rights in all countries in which Spring Bank has the right and elects to exercise any or all of its rights hereunder related to the Product; provided however, that upon written request by Spring Bank, BioHEP shall, at no cost or expense to BioHEP, provide such reasonable assistance as may be necessary to enable Spring Bank to comply with the administrative formalities necessary to register or maintain any BioHEP Patent Rights in such countries. As of the Restatement Date, Spring Bank has elected to assume prosecution of the patent applications in those countries and patent offices listed on Exhibit 1.1(f). With respect to patent applications that are about to enter the national phase, Spring Bank shall notify BioHEP in which countries it intends to pursue prosecution at least 45 days prior to the date that an election is required.

(b)	In the event Spring Bank intends to abandon the prosecution or maintenance of all or any part of BioHEP Patent Rights claiming the Product or ORI-9020 in any country in the Territory (which it shall only be permitted to do in the event it has a reasonable belief that obtaining or maintaining rights are not possible using Commercially Reasonable Efforts). Spring Bank shall notify BioHEP no less than sixty (60) days (or such shorter period of time if there is a shorter period of time required by a the applicable governmental authority) prior to the date it intends to abandon the prosecution or maintenance, as applicable, of any such BioHEP Patent Rights.

(c)	In the event Spring Bank notifies BioHEP within the period provided in Section 7.1(b) above, BioHEP has the right but not the obligation to assume such prosecution and/or maintenance and shall notify Spring Bank if, and when, BioHEP wishes to assume the responsibility for prosecuting and maintaining such BioHEP Patent Rights whereupon Spring Bank shall permit BioHEP, at BioHEP’s expense, to take over such prosecution and/or maintenance, as applicable, and Spring Bank shall cooperate in any such transfer of responsibilities and rights as necessary or prudent for the benefit of BioHEP to prosecute and/or maintain the foregoing rights. Thereafter, BioHEP shall have the right but not the obligation to prosecute or maintain any such BioHEP Patent Right at its expense.

(d)	BioHEP shall, at no cost or expense to BioHEP, make available to Spring Bank or its authorized attorneys, agents or representatives, its employees, agents or consultants necessary or appropriate to enable Spring Bank to file, prosecute and maintain patent applications covering the Product for a reasonable period of time sufficient for Spring Bank to obtain the assistance it needs from such personnel. Spring Bank shall provide BioHEP with copies of all correspondence, documentation and/or submissions provided to, and received from, U.S. PTO and comparable authorities in which Spring Bank is responsible for prosecuting and maintaining the BioHEP Patent Rights.

7.2	Infringement by Others

Each Party shall promptly inform the other Party of any suspected infringement of any BioHEP Patent Right by a Third Party. Regardless of which Party in fact brings suit, the Parties shall reasonably cooperate with each other with respect to any litigation, action, suit, claim or other proceeding under this Article 7. Without limiting the generality of the foregoing, the non-litigating Party agrees to cooperate reasonably in any such litigation, action, suit, claim or other proceeding as may be requested by or necessary to the litigating Party including without limitation, joining any such proceeding as a Party, executing all necessary documents, supplying essential documentary evidence and making available essential witnesses then in its employment or engaged as a consultant. The Parties shall have the right to institute an action for infringement of the BioHEP Patent Rights against such Third Party in accordance with the following:

(a)	Within 30 days of notification, Spring Bank shall have the first right, and is hereby empowered, to bring suit to enforce the BioHEP Patent Rights in its own name to enjoin such infringement. If Spring Bank makes such election, Spring Bank shall bear the entire cost of such litigation and shall be entitled to retain the entire amount of any recovery or settlement; provided that such recovery or settlement amount shall be deemed to constitute Net Sales hereunder.

(b)	If Spring Bank has not elected to enforce the BioHEP Patent Rights against such Third Party alone, the Parties may agree to institute suit jointly, and in such event the suit shall be brought in both their names, the out-of-pocket costs thereof shall be borne equally, and any recovery or settlement shall be shared equally. In such event, the Parties shall agree to the manner in which they shall exercise control over such action. Each Party may, if it so desires, also be represented by separate counsel of its own selection, the fees for which counsel shall be paid by such Party.

(c)	In the event that Spring Bank does not terminate such infringement or initiate steps to do so within six months of learning of such infringement and the Parties have not agreed to institute suit jointly, BioHEP may bring suit against the infringer at its sole expense and shall be entitled to retain the entire amount of any recovery or settlement.

(d)	Should either Party commence a suit under the provisions of Section 7.2 and thereafter elect to abandon the same, it shall give timely notice to the other Party who may, if it so desires, continue prosecution of such suit, provided, however, that the sharing of expenses and any recovery in such suit shall be as agreed upon between the Parties.

7.3	Infringement Claimed by Third Parties

(a)	In the event a Third Party commences, or threatens to commence, any proceeding against a Party to this Agreement alleging infringement of a Third Party’s intellectual property rights by the manufacture, use, sale, offer for sale, export and/or import by Spring Bank, its Affiliates or sublicensees of the Product, the Party against whom such proceeding is threatened or commenced shall give prompt notice to the other Party (“Infringement Notice”).

(b)	Spring Bank may (but shall have no obligation to do so) control the defense and settlement of any such proceeding under this Section 7.3; provided that Spring Bank notifies BioHEP that it intends to exercise such option at the time Spring Bank gives BioHEP the Infringement Notice or if Spring Bank is not the Party giving an Infringement Notice, then within thirty (30) days after receipt of the Infringement Notice from BioHEP. If Spring Bank fails to notify BioHEP of its intent to exercise such option within the time periods required by this Section 7.3(b) or if Spring Bank notifies BioHEP within such time periods that it does not intend to exercise such option, BioHEP shall then control the defense and settlement of any claims asserted against BioHEP in such proceeding in accordance with the terms hereof.

(c)	The litigating Party shall pay all Costs (including unrecovered Costs) in connection with any Proceeding under this Section 7.3. The litigating Party shall be entitled to retain the entire amount of any recovery or settlement.

ARTICLE 8 CONFIDENTIALITY; PUBLICITY REVIEW

8.1	Confidentiality

(a)	During the Term and for a period of five (5) years thereafter, each Party shall maintain all Confidential Information of the other Party as confidential and shall not disclose any such Confidential Information to any Third Party, except (i) as expressly authorized by this Agreement or with the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed, (ii) as required by applicable laws or court order of a court of competent jurisdiction (provided that the disclosing Party shall first notify the other Party, as soon as reasonably possible and if possible, to afford the other Party an opportunity to seek whatever protective relief it deems appropriate, and the disclosing Party shall use Commercially Reasonable Efforts to obtain confidential treatment of any such information required to be disclosed), or (iii) to its Representatives to accomplish the purposes of this Agreement, so long as such Representatives are under an obligation of confidentiality no less stringent than as set forth herein. Each Party may use such Confidential Information only to the extent required to accomplish the purposes of this Agreement. Notwithstanding the foregoing, Spring Bank may disclose the BioHEP Technology and BioHEP and Spring Bank may disclose the terms of this Agreement to any prospective strategic or corporate partner, sublicensee, research collaborator or funding source (such as a venture capital firm), provided that the person or entity to whom such disclosure is made agrees in writing to be bound by confidentiality and non-use provisions at least as restrictive as those contained in this Agreement.

(b)	Each Party shall use at least the same standard of care as it uses to protect its own Confidential Information to ensure that it and its Affiliates and Representatives do not disclose or make any unauthorized use of the other Party’s Confidential Information. Each Party shall be responsible for any breach of this Agreement by its Representatives. Each Party shall promptly notify the other Party upon discovery of any unauthorized use or disclosure of the other Party’s Confidential Information.

(c)	In the event either Party is required to file this Agreement with the Securities and Exchange Commission or any other regulatory agency, such Party shall apply for confidential treatment of this Agreement to the fullest extent permitted by law, shall provide the other Party a copy of the confidential treatment request far enough in advance of its filing to give the other Party a meaningful opportunity to comment thereon, and shall incorporate in such confidential treatment request any reasonable comments of the other Party.

8.2	Publicity Review

(a)	If BioHEP desires to make any public announcement or issue any press release regarding the existence or terms of this Agreement, then, subject in each case to applicable laws that may require disclosure, BioHEP shall not make such public announcement or issue such press release except with the prior review and comment by Spring Bank. BioHEP agrees to consider in good faith any input and comments that Spring Bank may provide related to any such public announcement or press release.

(b)	BioHEP shall be entitled to make or publish public statements consistent with the contents of prior public announcements and press releases made or approved by Spring Bank.

ARTICLE 9 REPRESENTATIONS, WARRANTIES AND COVENANTS

9.1	Corporate Power

Each Party hereby represents, warrants and covenants that such Party is, and will remain through the Term, duly organized and validly existing under the laws of the state or province of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof.

9.2	Due Authorization

Each Party hereby represents and warrants that such Party is duly authorized to execute and deliver this Agreement and covenants to perform its obligations hereunder.

9.3	Binding Obligation/No Conflict

Each Party hereby represents, warrants and covenants that: (i) this Agreement is a legal and valid obligation binding upon it and is enforceable in accordance with its terms; and (ii) the execution, delivery and performance of this Agreement by such Party does not, and will not during the Term, conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor to the knowledge of each Party as of the Execution Date, violate any Applicable Laws.

9.4	Ownership of BioHEP Patent Rights

As of the Original Agreement Effective Date, BioHEP represents and warrants that:

(a)	to the best of its knowledge, it is the sole owner of all right, title and interest in and to the BioHEP Patent Rights and no Representative of BioHEP or any Third Party has any rights to the BioHEP Technology;

(b)	it has not granted any license under the BioHEP Patent Rights for any product in the Territory for use in the Field to any Third Party, and is under no obligation to grant any such license, except to Spring Bank, and there are, and will be, no rights granted to any Third Party and/or no agreements, either written or oral, regarding either the BioHEP Patent Rights which are inconsistent or in conflict with this Agreement;

(c)	there are no outstanding liens, judgments, injunctions, decrees, rulings, security interests, or other encumbrances on the BioHEP Patent Rights which could materially affect Spring Bank’s interests in the BioHEP Patent Rights;

(d)	Exhibit 1.1(f) is a true, complete and current listing of the BioHEP Patents; and

(e)	to the best of its knowledge, the use of the BioHEP Patent Rights does not infringe or misappropriate any intellectual property rights of any Third Party.

9.5	Representations and Warranties of Spring Bank

(a)	As of the Original Agreement Effective Date, Spring Bank represents and warrants that to the best of its knowledge the use of the BioHEP Patent Rights does not infringe or misappropriate any intellectual property rights of any Third Party.

(b)	As of the Restatement Date, the shares of common stock of Spring Bank and the warrants to purchase shares of common stock of Spring Bank described in Section 4.1(a) will have been issued in compliance with applicable securities legislation in the U.S. and Canada, and the shares of common stock issuable upon the exercise of such warrants, if such warrants are exercised, shall upon issuance be issued in compliance with applicable securities legislation in the U.S. and Canada.

9.6	Patent and Other Intellectual Property Rights Proceedings

As of the Original Agreement Effective Date, BioHEP represents and warrants that:

(a)	to the best of its knowledge, no patent within the BioHEP Patent Rights, or patent application with regard to the BioHEP Patent Rights, is the subject of any pending interference, opposition, cancellation or other protest proceeding, or judicial proceeding; and

(b)	BioHEP has not received any: (i) notices or communications that the development, manufacture, use, marketing, advertising, promoting, distributing, offer for sale, selling, importation or exportation of the Product, ORI-9020 or use of the BioHEP Patent Rights would infringe or misappropriate any intellectual property rights of any Third Party; or (ii) allegation regarding the legality, enforceability, or validity of the BioHEP Patent Rights, other than those made by the U.S. PTO or other comparable governmental authorities in other countries in the prosecution of the BioHEP Patent Rights and previously disclosed to Spring Bank.

9.7	Debarment

During the Term, neither of the Parties shall knowingly utilize any employee, representative, agent, assistant or associate who has been debarred by the FDA pursuant to 21 U.S.C. Section 335a (a) or (b) of the Act in connection with any of the activities to be carried out under this Agreement.

9.8	Limitation on Warranties

EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT:

(a)	NOTHING HEREIN SHALL BE CONSTRUED AS A REPRESENTATION OR WARRANTY BY BIOHEP TO SPRING BANK THAT THE BIOHEP TECHNOLOGY IS NOT INFRINGED BY ANY THIRD PARTY, OR THAT THE PRACTICE OF SUCH RIGHTS DOES NOT INFRINGE ANY PUBLISHED INTELLECTUAL PROPERTY RIGHTS OF ANY THIRD PARTY.

(b)	BIOHEP MAKES NO WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO THE PRODUCT.

(c)	NEITHER PARTY MAKES ANY OTHER WARRANTIES HEREUNDER, EXPRESS OR IMPLIED, INCLUDING WARRANTIES CONCERNING THE SUCCESS OF THE DEVELOPMENT PROGRAM, THE SUCCESS OF THE MARKETING AND COMMERCIALIZATION OF THE PRODUCT OR THE COMMERCIAL UTILITY OF THE PRODUCT.

(d)	NOTWITHSTANDING ANYTHING ELSE IN THIS AGREEMENT, EXCEPT AS PROVIDED IN SECTION 10.1, BIOHEP SHALL NOT BE LIABLE FOR ANY CLAIM OF PRODUCT LIABILITY, AND SPRING BANK SHALL INDEMNIFY BIOHEP FOR ANY CLAIM OF PRODUCT LIABILITY, HOWEVER ARISING.

ARTICLE 10 INDEMNIFICATION, INSURANCE, AND LIMITATION OF LIABILITY

10.1	Spring Bank Indemnified by BioHEP

(a)	BioHEP shall indemnify, defend and hold Spring Bank, and its Representatives (in respect of each Party, its “Indemnitees”), harmless from and against any Third Party liabilities, obligations, damages, losses, claims, encumbrances, costs or expenses (including attorneys’ fees) (any or all of the foregoing herein referred to as “Loss”) insofar as a Loss or actions in respect thereof, occurred subsequent to the Restatement Date (except as provided in Section 10.2(a)(iii) below), and arises out of or is based upon:

(i)	any breach by BioHEP of its representations, warranties, covenants, obligations or agreements under this Agreement; or

(ii)	the negligence or willful misconduct of BioHEP and/or any of BioHEP’s Indemnitees, including without limitation violation of any applicable laws in their performance under this Agreement.

(b)	BioHEP’s obligations to indemnify Spring Bank hereunder shall not apply to the extent any such Loss arises out of or is based on the:

(i)	inactions or actions of Spring Bank or its Indemnitees for which Spring Bank is obligated to indemnify BioHEP under Section 10.2; or

(ii)	negligence or willful misconduct of Spring Bank and/or its Indemnitees.

10.2	BioHEP Indemnified by Spring Bank

(a)	Spring Bank shall indemnify, defend and hold harmless BioHEP and its Indemnitees from and against any Loss insofar as such Loss or actions in respect thereof occurred subsequent to the Restatement Date, and arises out of or is based upon:

(i)	any breach by Spring Bank of its representations, warranties, covenants, obligations or agreements under this Agreement; or

(ii)	the negligence or willful misconduct of Spring Bank and/or any of Spring Bank’s Indemnitees, including without limitation any violation of applicable law in their performance under this Agreement; or

(iii)	Spring Bank’s (or any Subcontractor’s) conduct of the pre-clinical and clinical research and development activities in connection with the Product after the Restatement Date; or

(iv)	Spring Bank’s or its Indemnitees’ manufacture, marketing, sale, distribution, storage or promotion of the Product, including without limitation any injury or death to any person or damage to any property caused by any Product provided by Spring Bank or its Indemnitees, whether by reason of breach of warranty, negligence, product defect or otherwise, and regardless of the form in which any such claim is made.

(b)	Spring Bank’s obligations to indemnify BioHEP hereunder shall not apply to the extent any such Loss arises out of or is based on the:

(i)	inactions or actions of BioHEP or its Indemnitees for which BioHEP is obligated to indemnify Spring Bank under Section 10.1; or

(ii)	the negligence or willful misconduct of BioHEP and/or its Indemnitees.

10.3	Prompt Notice Required

No claim for indemnification hereunder shall be valid unless notice of the matter which may give rise to such claim is given in writing by the Party seeking indemnification (the “Indemnified Party”) to the persons against whom indemnification may be sought (the “Indemnitor”) as soon as reasonably practicable after such Indemnified Party becomes aware of such claim. Such notice shall state that the Indemnitor is required to indemnify the Indemnified Party and its Indemnitees for a Loss and shall specify the amount of Loss, if available, and relevant details thereof. The Indemnitor shall notify Indemnified Party no later than thirty (30) days from such notice of its intention to assume the defense of any such claim. Failure of the Indemnified Party to notify Indemnitor within such notice period shall not relieve Indemnitor of any liability hereunder, except to the extent the Indemnitor reasonably demonstrates that it has been prejudiced by such failure.

10.4	Indemnitor May Settle

The Indemnitor shall, at its expense, have the right to settle and defend any action that may be brought in connection with all matters for which indemnification is available. In such event the Indemnified Party shall cooperate with the Indemnitor as reasonably requested by the Indemnitor in connection with such action; provided that the Indemnified Party shall have the right to fully participate in such defense at its own expense. The defense by the Indemnitor of any such actions shall not be deemed a waiver by the Indemnitor of its right to assert a claim with respect to the responsibility of the Indemnified Party with respect to the Loss in question. The Indemnitor shall have the right to settle or compromise any claim against the Indemnified Party without the consent of the Indemnified Party provided that the terms of any settlement or compromise: (a) does not materially impair the Indemnified Party’s rights hereunder (including without limitation each Party’s rights in the BioHEP Patent Rights); (b) would not require the Indemnified Party to be subject to an injunction or to make a monetary payment or would restrict the claims in or admit any invalidity or unenforceability of the BioHEP Patent Rights; (c) provide for the unconditional release of the Indemnified Party; and (d) expressly state that neither the fact of settlement nor the settlement agreement shall constitute, or be construed or interpreted as, an admission by the Indemnified Party of any issue, fact, allegation or any other aspect of the claim being settled. In all other cases, the Indemnitor may not settle any such action without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed.

10.5	Insurance

Each Party shall, at its sole cost and expense, obtain and keep in force during the Term and for a period of not less than seven (7) years after termination, appropriate insurance in amounts deemed sufficient by such Party, in its reasonable business judgement, to comply with its obligations under this Agreement. Each Party may request from the other copies of documentation evidencing the existence of appropriate insurance.

ARTICLE 11 ADDITIONAL COVENANTS OF THE PARTIES

11.1	Records and Audits

(a)	Each Party shall keep or cause to be kept true, accurate and complete books and records as are required to determine, in a manner consistent with accrual method of accounting in accordance with GAAP, any sums or credits due under this Agreement during the Term and for a period of three years thereafter or as otherwise required to comply with applicable laws. Without limiting the generality of the foregoing, the Parties agree that Spring Bank shall keep such books and records to permit BioHEP to confirm the completeness and accuracy of (i) the information presented in each royalty statement and all payments due hereunder; (ii) the calculation of Net Sales; (iii) any payments due BioHEP under this Agreement; and (iv) any other payment obligations of Spring Bank hereunder.

(b)	With regard to sums or credits due or related reports, at the request (and expense) of BioHEP, Spring Bank shall permit BioHEP and/or an independent certified public accountant selected by BioHEP and reasonably acceptable to Spring Bank to audit and/or inspect only those books and records of Spring Bank as may be necessary to determine, with respect to any calendar year ending no more than three years prior to BioHEP’s request, the completeness and accuracy of any financial reports made and/or any sums or credits due under this Agreement. Any such independent accounting firm shall be subject to the confidentiality provisions of this Agreement. Such inspection shall be conducted during Spring Bank’s normal business hours, no more than once in any twelve (12) month period and upon at least thirty (30) days prior written notice by BioHEP. If BioHEP concludes that such payments were underpaid during the periods reviewed by BioHEP and/or its accountants, subject to BioHEP’s right to dispute the results of such audit, Spring Bank shall pay BioHEP the amount of any such underpayments, plus interest at a rate equal to the Prime Rate of Interest, within thirty (30) days of the date BioHEP delivers to Spring Bank the report so concluding that such payments were underpaid. If BioHEP and/or its accounting firm concludes that such payments were overpaid during such period, BioHEP shall pay to Spring Bank the amount of any such overpayments, without interest, within thirty (30) days of the date BioHEP delivers to Spring Bank the report so concluding that such payments were overpaid. BioHEP shall bear the full cost of such audit unless such audit discloses an underpayment by more than five percent (5%) of the amount due during such period. In such case, Spring Bank shall bear the full cost of such audit. In the event Spring Bank does not agree with the conclusions of such report, (whether such payments were underpaid or overpaid), then Spring Bank shall notify BioHEP within thirty (30) days after receipt of such report. Thereafter, the Parties shall in good faith try and resolve such differences. If the Parties are unable to reach a mutual agreement within fifteen (15) days after the date of notice then independent auditors of each Party shall meet and select an independent accounting firm (being an accounting firm not used by BioHEP) to make the final determination within fifteen (15) days thereafter. The determination of such independent accounting firm shall be binding and conclusive on the Parties, and the cost of such firm shall be borne by the Party against whom the determination by such firm is made.

11.2	Further Actions

Upon the terms and subject to the conditions hereof, each of the Parties shall use its Commercially Reasonable Efforts to take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary or advisable under applicable laws or otherwise to consummate and make effective the transactions contemplated by this Agreement.

ARTICLE 12 TERM AND TERMINATION

12.1	Term

This Agreement shall become effective on the Restatement Date and shall expire on the date of the expiration of the last to expire Royalty Term in any country in the Territory (the “Term”), unless earlier terminated as provided below.

12.2	Termination by Either Party

Either Party may terminate this Agreement (in its entirety or on a country by country basis as hereinafter provided) prior to the expiration of the Term upon the occurrence of any of the following:

(a)	upon or after the cessation of operations of the other Party or the bankruptcy, dissolution or winding up of the other Party (other than dissolution or winding up for the purposes or reconstruction or amalgamation which includes an assignment permitted by this Agreement) or the filing of any involuntary petition for bankruptcy, dissolution, liquidation or winding up of the affairs of the other Party which is not dismissed within ninety (90) days after the date on which it is filed or commenced, and in the case of any of the foregoing events, the non-defaulting Party may terminate the Agreement in its entirety; or

(b)	upon or after the breach of any material provision of this Agreement by the allegedly breaching Party if the allegedly breaching Party has not cured such breach within sixty (60) days after written notice thereof by the non-breaching Party, the non-breaching Party may, at its sole option, terminate this Agreement with respect to the particular country in the Territory that is the subject of such breach, and this Agreement shall remain in effect as it applies to all other countries; provided further, however, that if the allegedly breaching Party disputes such breach in good faith, the running of the foregoing cure period and the foregoing termination right shall be tolled until such dispute is finally resolved.

12.3	Termination by Spring Bank.

Spring Bank may terminate this Agreement prior to the expiration of the Term upon sixty (60) days written notice to BioHEP.

12.4	Termination by BioHEP

BioHEP may, subject to the notice and cure provisions of Section 12.2(b), terminate this Agreement in its entirety or on a country by country basis prior to the expiration of the Term upon written notice if Spring Bank materially breaches Section 5.2.

12.5	Effect of Termination

(a)	Upon the early termination of this Agreement by either Party pursuant to Sections 12.2, 12.3 or 12.4, the following shall occur:

(i)	Spring Bank shall immediately assign or transfer to BioHEP any Product-specific trademark used in association with the Product or interests therein;

(ii)	Spring Bank shall immediately assign or transfer to BioHEP all regulatory documents filed by Spring Bank, its Representatives or manufacturers to the extent relating to ORI-9020 or the Product, including, without limitation, the NDA and drug master file (“DMF”) whether as an independent document or as part of the NDA, and all chemistry, manufacturing and controls information contained in any DMF or otherwise contained or referred to in any NDA owned or controlled by Spring Bank for the Product in the Field;

(iii)	to the extent of its legal right to do so, Spring Bank shall immediately assign or transfer to BioHEP any Governmental Approvals for the Product held in the name of Spring Bank, if any, in any country in the Territory;

(iv)	if requested by Spring Bank, which request shall be made no more than sixty (60) days after the effective date of termination, and if BioHEP chooses, in its sole discretion, to permit Third Party sublicenses related to the Product to survive termination of this Agreement, Spring Bank will cooperate reasonably to facilitate the transfer of Third Party sublicenses from Spring Bank to BioHEP or its designee;

(v)	if, notwithstanding the other provisions of this Section 12.5(a), Spring Bank or any of its Affiliates or sublicensees develops or commercializes any Product or grants sublicenses under Spring Bank Improvement Patent Rights following such termination and, but for such termination, payment(s) under Section(s) 4.2, 4.3 and/or 4.4 would be payable based on such development, commercialization or sublicensing, then Spring Bank shall pay to BioHEP such payments to the extent such payments would have been payable if this Agreement had not been so terminated;

(vi)

except as otherwise provided in this Agreement, expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. Except as set forth below or elsewhere in this Agreement, the obligations and rights of the Parties under

Article 8, Article 9, Article 10, Article 11, Article 12, Article 13 and Sections 2.2(b), 3.2, 7.2, 7.3, 14.1, 14.5 and 14.7, and any other that by its terms is intended to survive, shall survive expiration or termination of this Agreement; and

(vii)	subject to the provisions of Section 12.7, within thirty (30) days following the expiration or termination of this Agreement, each Party shall return to the other Party, or destroy, upon the written request of the other Party, any and all Confidential Information of the other Party in its possession and upon a Party’s request, such destruction (or delivery) shall be confirmed in writing to such Party by a responsible officer of the other Party, except for such Confidential Information which the receiving Party is required to keep under Applicable Laws, in which event such Confidential Information shall be held subject to the terms and conditions of Article 8. In addition, each Party may keep one copy of the other Party’s Confidential Information solely for the purposes of determining the extent of its obligations hereunder.

(b)	In the event any termination under this Agreement relates solely to one or more countries in the Territory as permitted herein, then this Agreement and the licenses contained in Section 3.1 shall only be terminated to the extent it applies to such country or countries in the Territory and this Agreement shall remain in effect as it applies to all other countries in the Territory.

(c)	In the event this Agreement is terminated or rejected by a Party or its receiver or trustee under applicable bankruptcy laws due to such Party’s bankruptcy, then all rights and licenses granted under or pursuant to this Agreement by such Party to the other Party are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code in the United States and other comparable Applicable Law in any other country in the Territory (collectively “Other Bankruptcy Laws”), licenses of rights to “intellectual property” as defined under Section 101(52) of the United State Bankruptcy Code. The Parties agree that all intellectual property rights licensed hereunder, including without limitation any patents or patent applications of a Party in any country covered by the license grants under this Agreement, are part of the “intellectual property” as defined in Section 101(52) of the United States Bankruptcy Code, subject to protections afforded the non-terminating Party under Section 365(n) of United States Bankruptcy Code or Other Bankruptcy Laws.

12.6	Remedies

All of the non-breaching Party’s remedies shall be cumulative, and the exercise of one remedy hereunder by the non-defaulting Party shall not be deemed to be an election of remedies. These remedies shall include the non-breaching Party’s other rights of recovery for such breach with or without terminating this Agreement.

12.7	License Following Expiration

Upon expiration of each of the applicable Royalty Terms in each country in the Territory, Spring Bank shall thereafter have an irrevocable, non-exclusive, royalty-free license to use the BioHEP Technology in such country, with the right to sublicense, to use, develop, market, advertise, promote, distribute, manufacture, offer for sale, sell, manufacture, have manufactured, export and import the Product for use in the Field in such country.

ARTICLE 13 DISPUTE RESOLUTION/DAMAGES

13.1	Disputes

The Parties recognize that disputes as to certain matters may from time to time arise during the Term which relate to either Party’s rights and/or obligations hereunder or to the interpretation, performance, breach, or termination of this Agreement, (a “Dispute”). It is the objective of the Parties to establish procedures to facilitate the resolution of a Dispute in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in this Article 13 if and when a Dispute arises under this Agreement.

Except as provided in Section 13.2, disputes among the Parties will be resolved as recited in this Article 13. Any Disputes relating to this Agreement shall be promptly presented to the Chief Executive Officers of BioHEP and Spring Bank, or their respective designees (who must be members of a Party’s senior management) for resolution. From the date of referral of a Dispute to the Chief Executive Officers or their designees of the Parties and until such time as any matter has been resolved by the Parties or has been finally settled by arbitration hereunder, the running of the cure periods (if any) as to which a Party must cure a breach that is part of the subject matter of any Dispute shall be suspended. In the event that the Chief Executive Officers of BioHEP and Spring Bank, or their respective designees, cannot after good faith negotiations resolve the Dispute within 10 days (or such other period of time as mutually agreed to by the Parties in writing) of being requested by a Party to resolve a Dispute, the Parties agree that such Dispute shall be resolved by binding arbitration in accordance with this Section 13.1.

If a Party intends to begin arbitration to resolve such Dispute, such Party shall provide written notice (the “Arbitration Notice”) to the other Party informing such other Party of such intention and the issues to be resolved. Any arbitration hereunder shall be conducted pursuant to the Commercial Arbitration Rules of the American Arbitration Association (“AAA”), including the Supplementary Procedures for Large Complex Disputes (the “AAA Rule”) except as modified herein. The arbitration shall be conducted by a panel of three (3) arbitrators (the “Panel”) to be mutually agreed upon by the Parties and appointed by the AAA. The arbitrators shall be industry experts experienced in the issues comprising the Dispute and shall have no past, present or anticipated future affiliation with either Party. If the Parties are unable to agree upon all or any number of the three (3) mutually acceptable arbitrators within thirty (30) days after the filing of the Arbitration Notice, the AAA shall promptly appoint the arbitrator(s) to complete the Panel in accordance with the criteria set forth in this Section 13.1. The arbitration shall take place in New York, New York. The Panel shall apply the laws of the State of New York, without regard to its conflicts of laws provisions. The Panel shall issue appropriate protective orders to protect each

Party’s Confidential Information. If a Party can demonstrate to the Panel that the complexity of the issue or other reasons warrant the extension of one or more timetables in the AAA Rules, the Panel may extend such timetables but in no event shall the proceeding extend more than twelve (12) months from the date of filing of the Arbitration Notice with the AAA. The Panel’s decision shall be in writing. The Panel shall have the authority to award any remedy allowed by law or in equity, including without limitation compensatory damages, pre-judgment interest and to grant final, complete, interim, or interlocutory relief, including without limitation specific performance, injunctions and other equitable relief, but not punitive or other damages set forth in Section 13.3 and each Party shall be deemed to have waived any right to such excluded damages. Each Party shall bear its own costs, fees and expenses in the arbitration and shall share equally the Panel’s fees, unless the Panel determines that its fees are to be paid by the non-prevailing Party.

13.2	Injunctive Relief

Nothing in this Agreement shall prevent either Party from seeking a temporary restraining order or injunction against the other Party as required to prevent such other Party’s misuse of the intellectual property or Confidential Information of the other Party seeking such temporary restraining order or injunction. The Parties understand and agree that because of the difficulty in measuring economic losses to the non breaching Party as a result of a breach of the covenants set forth in this Agreement respecting intellectual property and Confidential Information and because of the immediate and irreparable damage that may be caused to the non breaching Party for which monetary damages would not be a sufficient remedy, the Parties agree that the non breaching Party will be entitled to seek specific performance, temporary and permanent injunctive relief, and such other equitable remedies to which it may then be entitled against the breaching Party. This Section 13.2 shall not limit any other legal or equitable remedies that the non breaching Party may have against the breaching Party.

13.3	No Consequential Damages

IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES INCURRED BY EITHER PARTY UNDER THIS AGREEMENT OR OTHERWISE.

ARTICLE 14 MISCELLANEOUS

14.1	No Solicitation

Neither Party nor its Affiliates (collectively, the “Initiating Group”) shall, directly or through its representatives, solicit for employment any officer, director, employee or consultant of the other Party or its subsidiaries or Affiliates (collectively, the “Other Group”) with whom the Initiating Group has contact in connection with, or who otherwise is known by the Initiating Group to participate in, the transactions contemplated by this Agreement for a period of two years after the Restatement Date. The Initiating Group shall not be precluded from hiring any such person who has been terminated by the Other Group prior to commencement of employment discussions between such person and the Initiating Group or its representatives. “Solicitation” shall not include any generalized public advertisement or any other solicitation by the Initiating Group or its representatives that is not specifically directed toward any such employee of the Other Group or toward any group of such employees of the Other Group.

14.2	Assignment; Binding Effect

Except as otherwise provided in this Agreement, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto (whether by operation of Applicable Laws or otherwise) without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, either Party may sell, transfer or assign its rights under this Agreement to any Third Party, as part of a sale or transfer of all or substantially all of a Party’s business or assets relating to the subject matter of this Agreement; provided that such Third Party agrees in writing to be bound by the terms and conditions of this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective permitted successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing herein, expressed or implied, is intended to confer on any person other than the Parties hereto or their Representatives, respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

14.3	Force Majeure

Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, including fire, floods, embargoes, war, acts of war (whether war be declared or not), acts of terrorism, failure of suppliers, insurrections, riots, civil commotions strikes, lockouts or other labour disturbances, acts of God (a “Force Majeure”); provided that the Party whose performance is delayed or prevented shall provide prompt notice of the Force Majeure to the other Party. Performance shall be excused so long as the condition constituting Force Majeure continues and the non-performing Party uses good faith diligent efforts to mitigate, avoid or end such delay of failure in performance as soon as practicable.

14.4	Governing Law

This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, except that no conflict of laws provision shall be applied to make the laws of any other jurisdiction applicable to this Agreement. Subject to Section 13.1, each Party hereto, and its successors and assigns, submits to the exclusive jurisdiction of the State and Federal courts in the State of New York.

14.5	Waiver

Except as specifically provided for herein, the waiver from time to time by either of the Parties of any of their rights or their failure to exercise any remedy shall not operate or be construed as a continuing waiver of same or of any other of such Party’s rights or remedies provided in this Agreement.

14.6	Severability

In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

14.7	No Right to Use Names

Except as otherwise provided herein, no right, express or implied, is granted by the Agreement to use in any manner the name “BioHEP,” “Spring Bank” or any other trade name or trademark of the other Party or its Affiliates in connection with the performance of the Agreement.

14.8	Notices

All notices and other communications provided for hereunder shall be in writing and shall be delivered personally, by overnight delivery service or by facsimile, computer mail or other electronic means, with confirmation of receipt, addressed as follows:

If to BioHEP:	BioHEP Technologies Ltd.
Unit 1320
855 W. Georgia Street
Vancouver, BC Canada V6C 3E8
Attention:

With a copy to:

Attention:

If to Spring Bank:	Spring Bank Pharmaceuticals, Inc.
113 Cedar Street, Suite S-7
Milford, MA 01757, USA
Attention: Martin Driscoll, President and CEO

With copies to:	WilmerHale LLP
60 State Street
Boston, MA 02109
Attention: Stuart M. Falber, Esq.
Steven D. Barrett, Esq.
Facsimile: (617) 526-5000

Notice so given shall be deemed given and received (a) by facsimile, computer mail or other electronic means on the date of actual transmission, with evidence of transmission acceptance, or (as the case may be) personal or other delivery; and (b) if by overnight delivery service, on the next business day following the day such notice is delivered to the overnight delivery service.

14.9	Independent Contractors

The activities and resources of each Party shall be managed by such Party, acting independently and in its individual capacity. It is expressly agreed that BioHEP and Spring Bank shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership or agency of any kind. Neither BioHEP nor Spring Bank shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party.

14.10	Rules of Construction

The Parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

14.11	Entire Agreement; Amendment

This Agreement (including the Exhibits attached hereto) sets forth all of the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersedes and terminates all prior agreements and understandings between the Parties, including without limitation the Original Agreement. There are no covenants, promises, agreements, warranties, representations conditions or understandings, either oral or written, between the Parties other than as set forth herein. The Parties acknowledge that they have executed confidential disclosure agreements prior to the Restatement Date, and have disclosed confidential information to each other pursuant to such agreements. Each Party agrees that all information disclosed under such agreements shall be treated as Confidential Information under this Agreement. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties hereto unless reduced to writing and signed by the respective authorized officers of the Parties. Purchase orders, purchase order releases, confirmations, acceptances and similar documents submitted by a Party in conducting the activities contemplated under this Agreement are for administrative purposes only and shall not add to or modify the terms of the Agreement. To the extent of any conflict or inconsistency between this Agreement and any such document, the terms of this Agreement shall govern.

14.12	Counterparts; Facsimile

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be signed and delivered to the other Party by facsimile signature; such transmission will be deemed a valid signature.

14.13	Interpretation

The Section headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. Except where the context clearly requires to the contrary: (i) each reference in this Agreement to a designated “Section” or “Exhibit” is to the corresponding Section or Exhibit of or to this Agreement; (ii) instances of gender or entity-specific usage (e.g., “his” “her” “its” “person” or “individual”) shall not be interpreted to preclude the application of any provision of this Agreement to any individual or entity; (iii) “including” shall mean “including, without limitation”; (iv) references to Applicable Laws shall mean such Applicable Laws in effect during the Term (taking into account any amendments thereto effective at such time without regard to whether such amendments were enacted or adopted after the Restatement Date); (v) references to “$” or “dollars” shall mean the lawful currency of the United States; (vi) references to “Federal” or “federal” shall be to laws, agencies or other attributes of the United States (and not to any State or locality thereof); (vii) references to “days” shall mean calendar days, unless it is expressly stated as “business days”; and (viii) the English language version of this Agreement shall govern all questions of interpretation relating to this Agreement, notwithstanding that this Agreement may have been translated into, and executed in, other languages.

[Remainder of the Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized officers as of the Execution Date.

BIOHEP TECHNOLOGIES LTD.

By:	/s/ Bruce Schmidt
Name:	Bruce Schmidt
Title:	Director, CEO and CFO

SPRING BANK PHARMACEUTICALS, INC.

By:	/s/ Martin Driscoll
Name:	Martin Driscoll
Title:	President and CEO

EXHIBIT A

PRIOR CONSIDERATION

1,000,000 shares of Spring Bank’s series A preferred stock.

50,000 shares of Spring Bank’s common stock

EXHIBIT 1.1(f)

PATENTS

Combinatorial Library Synthesis and Pharmaceutically Active Compounds Produced Thereby

Country	Serial #	Date Filed	Patent #	Issued	Status

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[**]	[**]	[**]			[**]

[**]	[**]	[**]			[**]

[**]	[**]	[**]			[**]

[**]	[**]	[**]			[**]

Nucleic Acid-Based Compounds and Methods of Use Thereof

Country	Serial #	Date Filed	Patent #	Issued	Status

[**]	[**]	[**]	[**]	[**]	[**]

[**]	[**]	[**]	[**]	[**]	[**]

[**]	[**]	[**]	[**]	[**]	[**]

[**]	[**]	[**]			[**]

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[**]	[**]	[**]	[**]	[**]	[**]

[**]	[**]	[**]	[**]	[**]	[**]

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EXHIBIT 4.1(a)-1

FORM OF INVESTMENT REPRESENTATION LETTER

Investment Letter

Spring Bank Pharmaceuticals, Inc. 113 Cedar Street, Suite S-7 Milford, MA 01757, USA

Dear Sirs:

In order to induce Spring Bank Pharmaceuticals, Inc., a Delaware corporation (the “Company”), to issue to the undersigned the shares of Common Stock of the Company (the “Shares”) and the warrants to purchase shares of Common Stock of the Company (the “Warrants”) provided for in Section 4.1(a) of the Amended and Restated License Agreement dated January 14, 2016 between the Company and the undersigned, the undersigned represents, warrants and covenants as follows:

1.	It is acquiring the Shares and the Warrants (together the “Securities”), for its own account for investment only, and not with a view to, or for sale in connection with, any distribution of the Securities in violation of the Securities Act of 1933 (the “Securities Act”), or any rule or regulation under the Securities Act; and the undersigned has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the disposition thereof.

2.	The undersigned has had such opportunity as it has deemed adequate to obtain from representatives of the Company such information as is necessary to permit it to evaluate the merits and risks of its investment in the Company.

3.	It has sufficient experience in business, financial and investment matters to be able to evaluate the risks involved in the acquisition of the Securities and to make an informed investment decision with respect to such acquisition.

4.	It can afford a complete loss of the value of the Securities and is able to bear the economic risk of holding such Securities for an indefinite period.

5.	It understands that (i) the Securities have not been registered under the Securities Act and are “restricted securities” within the meaning of Rule 144 under the Securities Act; (ii) none of the Securities may be sold, transferred or otherwise disposed of unless they are subsequently registered under the Securities Act or an exemption from registration is then available; (iii) in any event, the exemption from registration under Rule 144 or otherwise may not be available for at least one year and even then will not be available unless a public market then exists for the Common Stock, adequate information concerning the Company is then available to the public, and other terms and conditions of Rule 144 are complied with; and (iv) there is now no registration statement on file with the Securities and Exchange Commission with respect to the Securities and the Company has no obligation or current intention to register the Securities under the Securities Act.

6.	A legend substantially in the following form will be placed on the certificates representing the Shares:

“The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be sold, transferred or otherwise disposed of in the absence of an effective registration statement under such Act or an opinion of counsel satisfactory to the corporation to the effect that such registration is not required.”

7.	If applicable under Canadian securities laws, a legend substantially in the following form will be placed on the certificates representing the Shares:

“Unless permitted under applicable securities legislation, the holder of these shares must not trade the shares before the date that is four months and one day after the later of (i) February 1, 2016, and (ii) the date the issuer became a reporting issuer in any province or territory of Canada.”

Very truly yours,

BIOHEP TECHNOLOGIES LTD.

By:
Name:
Title:
Date:

EXHIBIT 4.1(A)-2

FORM OF WARRANTS

THIS WARRANT AND THE SHARES OF COMMON STOCK ISSUED UPON ITS

EXERCISE ARE SUBJECT TO THE LEGENDS AND THE RESTRICTIONS ON

TRANSFER SET FORTH IN SECTION 5 OF THIS WARRANT

Warrant No. 1	Number of Shares:

(subject to adjustment)

Date of Issuance: February 1, 2016

Spring Bank Pharmaceuticals, Inc.

Common Stock Purchase Warrant

(Void after August 1, 2018)

Spring Bank Pharmaceuticals, Inc., a Delaware corporation (the “Company”), for value received, hereby certifies that BioHEP Technologies Ltd., a British Columbia corporation, or its registered assigns (the “Registered Holder”), is entitled, subject to the terms and conditions set forth below, to purchase from the Company, at any time or from time to time on or after the date of issuance and on or before 5:00 p.m. (Boston time) on August 1, 2018,             shares of Common Stock, $0.0001 USD par value per share, of the Company (“Common Stock”), at a purchase price of $            USD per share. The shares purchasable upon exercise of this Warrant, and the purchase price per share, each as adjusted from time to time pursuant to the provisions of this Warrant, are hereinafter referred to as the “Warrant Shares” and the “Purchase Price,” respectively.

1. Exercise.

(a) Exercise for Cash. The Registered Holder may, at its option, elect to exercise this Warrant, in whole or in part and at any time or from time to time, by surrendering this Warrant, with the purchase form appended hereto as Exhibit I duly executed by or on behalf of the Registered Holder, at the principal office of the Company, or at such other office or agency as the Company may designate, accompanied by payment in full, in lawful money of the United States, of the Purchase Price payable in respect of the number of Warrant Shares purchased upon such exercise.

(b) Exercise Date. Each exercise of this Warrant shall be deemed to have been effected immediately prior to the close of business on the day on which this Warrant shall have been surrendered to the Company as provided in subsection 1(a) above (the “Exercise Date”). At such time, the person or persons in whose name or names any certificates for Warrant Shares shall be issuable upon such exercise as provided in subsection 1(c) below shall be deemed to have become the holder or holders of record of the Warrant Shares represented by such certificates.

(c) Issuance of Certificates. As soon as practicable after the exercise of this Warrant in whole or in part, and in any event within 10 days thereafter, the Company, at its expense, will cause to be issued in the name of, and delivered to, the Registered Holder, or as the Registered Holder (upon payment by the Registered Holder of any applicable transfer taxes) may direct:

(i) a certificate or certificates for the number of full Warrant Shares to which the Registered Holder shall be entitled upon such exercise; and

(ii) in case such exercise is in part only, a new warrant or warrants (dated the date hereof) of like tenor, calling in the aggregate on the face or faces thereof for the number of Warrant Shares equal (without giving effect to any adjustment therein) to the number of such shares called for on the face of this Warrant minus the number of Warrant Shares for which this Warrant was so exercised.

2. Adjustments.

(a) Adjustment for Stock Splits and Combinations. If the Company shall at any time or from time to time after the date on which this Warrant was first issued (or, if this Warrant was issued upon partial exercise of, or in replacement of, another warrant of like tenor, then the date on which such original warrant was first issued) effect a subdivision of the outstanding Common Stock, the Purchase Price then in effect immediately before that subdivision shall be proportionately decreased. If the Company shall at any time or from time to time after the date of issuance of this Warrant combine the outstanding shares of Common Stock, the Purchase Price then in effect immediately before the combination shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

(b) Adjustment for Certain Dividends and Distributions. In the event the Company at any time, or from time to time after the date of issuance of this Warrant shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Purchase Price then in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Purchase Price then in effect by a fraction:

(1) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(2) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Purchase Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Purchase Price shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions.

(c) Adjustment in Number of Warrant Shares. When any adjustment is required to be made in the Purchase Price pursuant to subsections 2(a) or 2(b), the number of Warrant Shares purchasable upon the exercise of this Warrant shall be changed to the number determined by dividing (i) an amount equal to the number of shares issuable upon the exercise of this Warrant immediately prior to such adjustment, multiplied by the Purchase Price in effect immediately prior to such adjustment, by (ii) the Purchase Price in effect immediately after such adjustment.

(d) Adjustments for Other Dividends and Distributions. In the event the Company at any time or from time to time after the date of issuance of this Warrant shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Company (other than shares of Common Stock) or in cash or other property (other than regular cash dividends paid out of earnings or earned surplus, determined in accordance with generally accepted accounting principles), then and in each such event provision shall be made so that the Registered Holder shall receive upon exercise hereof, in addition to the number of shares of Common Stock issuable hereunder, the kind and amount of securities of the Company, cash or other property which the Registered Holder would have been entitled to receive had this Warrant been exercised on the date of such event and had the Registered Holder thereafter, during the period from the date of such event to and including the Exercise Date, retained any such securities receivable during such period, giving application to all adjustments called for during such period under this Section 2 with respect to the rights of the Registered Holder.

(e) Adjustment for Reorganization. If there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Company in which the Common Stock is converted into or exchanged for securities, cash or other property (other than a transaction covered by subsections 2(a), 2(b) or 2(d)) (collectively, a “Reorganization”), then, following such Reorganization, the Registered Holder shall receive upon exercise hereof the kind and amount of securities, cash or other property which the Registered Holder would have been entitled to receive pursuant to such Reorganization if such exercise had taken place immediately prior to such Reorganization. In any such case, appropriate adjustment (as determined in good faith by the Board of Directors of the Company (the “Board”)) shall be made in the application of the provisions set forth herein with respect to the rights and interests thereafter of the Registered Holder, to the end that the provisions set forth in this Section 2 (including provisions with respect to changes in and other adjustments of the Purchase Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities, cash or other property thereafter deliverable upon the exercise of this Warrant.

(f) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Purchase Price pursuant to this Section 2, the Company at its expense shall, as promptly as reasonably practicable but in any event not later than 10 days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to the Registered Holder a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property for which this Warrant shall be exercisable and the Purchase Price) and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, as promptly as reasonably practicable after the written request at any time of the Registered Holder (but in any event not later than 10 days thereafter), furnish or cause to be furnished to the Registered Holder a certificate setting forth (i) the Purchase Price then in effect and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the exercise of this Warrant.

3. Fractional Shares. The Company shall not be required upon the exercise of this Warrant to issue any fractional shares, but shall pay the value thereof to the Registered Holder in cash on the basis of the Purchase Price then in effect.

4. Investment Representations. The initial Registered Holder represents and warrants to the Company as follows:

(a) Investment. It is acquiring the Warrant, and (if and when it exercises this Warrant) it will acquire the Warrant Shares, for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same; and the Registered Holder has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the disposition thereof.

(b) Experience. The Registered Holder has made such inquiry concerning the Company and its business and personnel as it has deemed appropriate; and the Registered Holder has sufficient knowledge and experience in finance and business that it is capable of evaluating the risks and merits of its investment in the Company.

5. Transfers, etc.

(a) This Warrant and the Warrant Shares shall not be sold or transferred unless either (i) they first shall have been registered under the Act, or (ii) the Company first shall have been furnished with an opinion of legal counsel, reasonably satisfactory to the Company, to the effect that such sale or transfer is exempt from the registration requirements of the Act. Notwithstanding the foregoing, no registration or opinion of counsel shall be required for (i) a transfer by a Registered Holder which is an entity to a wholly owned subsidiary of such entity, a transfer by a Registered Holder which is a partnership to a partner of such partnership or a retired partner of such partnership or to the estate of any such partner or retired partner, or a transfer by a Registered Holder which is a limited liability company to a member of such limited liability company or a retired member or to the estate of any such member or retired member, provided that the transferee in each case agrees in writing to be subject to the terms of this Section 5, or (ii) a transfer made in accordance with Rule 144 under the Act.

(b) Each certificate representing Warrant Shares shall bear a legend substantially in the following form:

“The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be offered, sold or otherwise transferred, pledged or hypothecated unless and until such securities are registered under such Act or an opinion of counsel satisfactory to the Company is obtained to the effect that such registration is not required.”

The foregoing legend shall be removed from the certificates representing any Warrant Shares, at the request of the holder thereof, at such time as (i) a period of at least one year, as determined in accordance with paragraph (d) of Rule 144 under the Act, has elapsed since the later of the date the Warrant Shares were acquired from the Company or an affiliate of the Company, and (ii) the Warrant Shares become eligible for resale pursuant to Rule 144(b)(1)(i) under the Act.

(c) If applicable under Canadian securities laws, each certificate representing Warrant Shares shall also bear a legend substantially in the following form:

“Unless permitted under applicable Canadian securities legislation, the holder of this security must not trade the security before the date that is four months and a day after the later of (i) February 1, 2016, and (ii) the date the issuer became a reporting issuer in any province or territory of Canada.”

(d) The Company will maintain a register containing the name and address of the Registered Holder of this Warrant. The Registered Holder may change its address as shown on the warrant register by written notice to the Company requesting such change.

(e) Subject to the provisions of Section 5 hereof and applicable securities laws, this Warrant and all rights hereunder are transferable, in whole or in part, upon surrender of this Warrant with a properly executed assignment (in the form of Exhibit II hereto) at the principal office of the Company (or, if another office or agency has been designated by the Company for such purpose, then at such other office or agency).

6. Notices of Record Date, etc. In the event:

(a) the Company shall take a record of the holders of its Common Stock (or other stock or securities at the time deliverable upon the exercise of this Warrant) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right; or

(b) of any capital reorganization of the Company, any reclassification of the Common Stock of the Company, any consolidation or merger of the Company with or into another corporation (other than a consolidation or merger in which the Company is the surviving entity and its Common Stock is not converted into or exchanged for any other securities or property), or any transfer of all or substantially all of the assets of the Company; or

(c) of the voluntary or involuntary dissolution, liquidation or winding-up of the Company,

then, and in each such case, the Company will send or cause to be sent to the Registered Holder a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other stock or securities at the time deliverable upon the exercise of this Warrant) shall be entitled to exchange their shares of Common Stock (or such other stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up. Such notice shall be sent at least 10 days prior to the record date or effective date for the event specified in such notice.

7. Reservation of Stock. The Company will at all times reserve and keep available, solely for issuance and delivery upon the exercise of this Warrant, such number of Warrant Shares and other securities, cash and/or property, as from time to time shall be issuable upon the exercise of this Warrant.

8. Exchange or Replacement of Warrants.

(a) Upon the surrender by the Registered Holder, properly endorsed, to the Company at the principal office of the Company, the Company will, subject to the provisions of Section 5 hereof, issue and deliver to or upon the order of the Registered Holder, at the Company’s expense, a new Warrant or Warrants of like tenor, in the name of the Registered Holder or as the Registered Holder (upon payment by the Registered Holder of any applicable transfer taxes) may direct, calling in the aggregate on the face or faces thereof for the number of shares of Common Stock (or other securities, cash and/or property) then issuable upon exercise of this Warrant.

(b) Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and (in the case of loss, theft or destruction) upon delivery of an indemnity agreement (with surety if reasonably required) in an amount reasonably satisfactory to the Company, or (in the case of mutilation) upon surrender and cancellation of this Warrant, the Company will issue, in lieu thereof, a new Warrant of like tenor.

9. Agreement in Connection with Public Offering. The Registered Holder agrees, in connection with the initial underwritten public offering of the Company’s securities pursuant to a registration statement under the Act, (i) not to sell, make short sale of, loan, grant any options for the purchase of, or otherwise dispose of any shares of Common Stock held by the Registered Holder (other than any shares included in the offering) without the prior written consent of the Company or the underwriters managing such initial underwritten public offering of the Company’s securities for a period of 180 days following the date of the final prospectus relating to the Initial Public Offering (plus up to an additional 34 days to the extent requested by the managing underwriters for such offering in order to address NASD Rule 2711(f) of the Financial Industry Regulatory Authority, Inc. or any similar successor provision), and (ii) to execute any agreement reflecting clause (i) above as may be requested by the Company or the managing underwriters at the time of such offering.

10. Notices. All notices and other communications from the Company to the Registered Holder in connection herewith shall be mailed by certified or registered mail, postage prepaid, or sent via a reputable nationwide overnight courier service guaranteeing next business day delivery, to the address last furnished to the Company in writing by the Registered Holder. All notices and other communications from the Registered Holder to the Company in connection herewith shall be mailed by certified or registered mail, postage prepaid, or sent via a reputable nationwide overnight courier service guaranteeing next business day delivery, to the Company at its principal office set forth below. If the Company should at any time change the location of its principal office to a place other than as set forth below, it shall give prompt written notice to the Registered Holder and thereafter all references in this Warrant to the location of its principal office at the particular time shall be as so specified in such notice. All such notices and communications shall be deemed delivered (i) two business days after being sent by certified or registered mail, return receipt requested, postage prepaid, or (ii) one business day after being sent via a reputable nationwide overnight courier service guaranteeing next business day delivery.

11. No Rights as Stockholder. Until the exercise of this Warrant, the Registered Holder shall not have or exercise any rights by virtue hereof as a stockholder of the Company. Notwithstanding the foregoing, in the event (i) the Company effects a split of the Common Stock by means of a stock dividend and the Purchase Price of and the number of Warrant Shares are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), and (ii) the Registered Holder exercises this Warrant between the record date and the distribution date for such stock dividend, the Registered Holder shall be entitled to receive, on the distribution date, the stock dividend with respect to the shares of Common Stock acquired upon such exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.

12. Amendment or Waiver. Any term of this Warrant may be amended or waived only by an instrument in writing signed by the party against which enforcement of the change or waiver is sought. No waivers of any term, condition or provision of this Warrant, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

13. Section Headings. The section headings in this Warrant are for the convenience of the parties and in no way alter, modify, amend, limit or restrict the contractual obligations of the parties.

14. Governing Law. This Warrant will be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts (without reference to the conflicts of law provisions thereof).

15. Facsimile Signatures. This Warrant may be executed by facsimile signature.

EXECUTED as of the date of issuance of this Warrant indicated above.

Spring Bank Pharmaceuticals, Inc.

By:

Name: Martin Driscoll
Title: President & Chief Executive Officer
Address: 113 Cedar Street, Suite S-7
Milford, MA 01757, USA

ATTEST:

BioHEP Technologies Ltd.

By:

Name:

Title:

EXHIBIT I

PURCHASE FORM

To:	Dated:

The undersigned, pursuant to the provisions set forth in the attached Warrant (No. 1), hereby elects to purchase                      shares of the Common Stock of Spring Bank Pharmaceuticals, Inc. covered by such Warrant.

The undersigned herewith makes payment of the full purchase price for such shares at the price per share provided for in such Warrant. Such payment takes the form of $             in lawful money of the United States.

Signature:

Address:

EXHIBIT II

ASSIGNMENT FORM

FOR VALUE RECEIVED,                          hereby sells, assigns and transfers all of the rights of the undersigned under the attached Warrant (No. 1) with respect to the number of shares of Common Stock of Spring Bank Pharmaceuticals, Inc. covered thereby set forth below, unto:

Name of Assignee	Address	No. of Shares

Dated:	Signature:

Signature Guaranteed:

By:

The signature should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program) pursuant to Rule 17Ad-15 under the Securities Exchange Act of 1934.